Exhibit 99.1

SWM ANNOUNCES THIRD QUARTER 2010 RESULTS

ALPHARETTA, GA, November 3, 2010 -- Schweitzer-Mauduit International, Inc. (NYSE: SWM) today reported third quarter 2010 earnings results for the period ended September 30, 2010.

Third Quarter/Year-To-Date Financial Highlights:
•	Net sales of $182.0 million, $557.4 million year-to-date
•	Net income of $18.2 million, $51.6 million year-to-date
•
Adjusted EBITDA from Continuing Operations of $40.6 million (Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure that excludes restructuring and impairment expenses. See non-GAAP reconciliations); $119.1 million year-to-date

•	Cash provided by operations of $30.5 million, $105.2 million year-to-date
•
Diluted net income per share of $0.98, compared to $0.27 per share in third quarter 2009; excluding per share restructuring and impairment expense of $0.19 and $1.12, respectively, adjusted net income per share of $1.17 compared to $1.39 per share in the third quarter of 2009

•
Beginning with the third quarter of 2010, SWM reported activity associated with the idled Malaucène finished tipping paper facility as a discontinued operation, including retrospective presentation of prior periods

Third Quarter Operational Highlights:
•	Growth in Lower Ignition Propensity (LIP) cigarette papers sales volumes
•	Lower sales and production volumes of reconstituted tobacco leaf (RTL) due to timing of customer orders
•	Continued profitable performance from our joint venture China Tobacco Mauduit, or CTM
•	Improved rate of cost savings
•	Increased wood pulp prices
•	Unfavorable foreign currency exchange rate impacts
•	Introduced new company brand and logo

Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "We remain confident in our strategy to grow SWM’s high value products franchise and look forward to the upcoming twelve months as we bring to fruition the two principle elements of these efforts: launching LIP cigarette paper in Europe and completion of our greenfield RTL facility in the Philippines.  We remain diligent in managing with excellence our present day-to-day business while at the same time implementing these strategic initiatives.”

Mr. Villoutreix continued, “Our third quarter financial results reflect a relatively stable internal and external business environment.  Year-over-year comparisons continue to be negatively impacted by increased wood pulp prices and unfavorable foreign currency exchange impacts.  Sales and production volumes decreased versus the third quarter of 2009 primarily due to decreased sales of RTL as a result of timing of customer orders.  Operationally, performance across SWM’s production sites improved during the third quarter.  We reiterate expectations for 2010 earnings, excluding restructuring and impairment expense, of at least $4.25 per share.  Until EU LIP demand commences, SWM’s business is expected to be relatively stable at or near current earnings levels. At present, the exact timing of LIP regulatory enforcement is not yet clear and procurement decisions regarding LIP cigarette paper supply among the majority of the EU customer base remain open.  Therefore, the level of benefit to SWM’s future earnings from the advent of EU LIP requirements remains dependent upon actual sales volume and product pricing that is yet to be determined, but should become clearer in the coming months.”

Discontinued Operations

Operations at our Malaucène mill are reported as discontinued operations for all periods presented.  Consequently, results of the Malaucène mill have been removed from each line of the statements of income and in the operating activities section of the statements of cash flow.  In each case a separate line has been added for the net results of the discontinued operation, including previously reported restructuring and impairment amounts.

Third Quarter 2010 Results

Net sales were $182.0 million in the three month period ended September 30, 2010, unchanged versus the prior-year quarter. Net sales were unchanged as $8.3 million improvement in average selling prices, primarily from increased sales of higher priced LIP products, and $1.1 million favorable effect of changes in sales volume were offset by $9.4 million in unfavorable foreign currency exchange rate impacts.

Operating profit was $30.7 million in the three month period ended September 30, 2010 versus an operating profit of $19.3 million in the prior-year quarter. Excluding pre-tax restructuring and impairment expenses, operating profit would have been $31.4 million during the third quarter of 2010 compared with $37.8 million during the third quarter of 2009. The lower operating profit was due to $6.4 million in inflationary cost increases, primarily from higher wood pulp costs, $3.3 million from unfavorable currency impacts, a $0.9 million increase in non-manufacturing expenses including costs associated with a major computer system installation and $1.2 million from decreased sales volumes.  These negative impacts were partially offset by $3.2 million in higher average selling prices, including a favorable product mix, and $2.7 million from cost improvements more than offsetting the unfavorable impact of reduced fixed cost absorption due to decreased production volume.

Operational Trends (Volume, Pricing and Cost)

During the third quarter, SWM continued to benefit from LIP cigarette paper demand in applicable markets.  Sales of high value LIP cigarette paper increased 71% versus the third quarter of 2009.

Volume improved for traditional tobacco-related papers during the third quarter at a rate consistent with our expectations reflecting more stable demand in the North American and western European markets and completion of the transfer of cigarette paper volume to our unconsolidated joint venture, CTM.  Sales and production volume of RTL decreased versus the prior year due to changes in customer order timing.  RTL sales increased versus the second quarter of 2010 and full operations resumed during the third quarter at the LTR facility in Spay, France.

Mill operations improved in the U.S. and France, despite several nationwide strikes by union employees in France over proposed increases in the retirement age.

CTM generated $0.8 million in income for the company during the third quarter. Cigarette paper volumes at CTM have now stabilized versus prior year levels reflecting full operation of the cigarette paper machine at that site.

Year-to-Date Cash Flow and Quarterly Dividend

Cash provided by operations totaled $105.2 million for the first nine months of 2010, compared with $53.7 million in the prior-year period.

Cash net of debt at September 30, 2010 was $28.1 million, compared with net debt of $3.2 million at December 31, 2009. Total debt was 9.2% of capital at September 30, 2010.

Capital spending was $45.7 million and $7.7 million during the nine month periods ended September 30, 2010 and 2009, respectively. The increase in capital spending was primarily due to expenditures of $22.0 million in 2010 toward construction of a new RTL facility in the Philippines and $12.7 million toward construction of a new LIP printing facility in Poland. Capital spending is expected to be $75 million to $90 million for the full year 2010 and from $75 million to $100 million in 2011. Other cash needs, including employee severance payments associated with restructuring actions and capitalized software spending, are projected to range from $50 million to $55 million for the full year 2010. Other cash needs in 2011, including employee severance payments carrying-over from 2010, capitalized software spending and potential equity investment for a joint venture in China, are projected to range from $50 million to $60 million.

SWM announced today a quarterly common stock dividend of $0.15 per share. The dividend will be payable on December 29, 2010 to stockholders of record on November 29, 2010.

Restructuring and Impairment Expenses

In the quarters ended September 30, 2010 and 2009, the company incurred $0.7 million and $18.5 million, respectively, in expenses related to restructuring actions and asset impairments. The ongoing expenses are primarily due to severances being recorded over the remaining service periods of the affected employees.  The 2010 period was net of a $1.0 million gain on sale of a previously impaired paper machine of our Brazilian business.  The 2009 period included a $9.2 million impairment charge for a large paper machine and related equipment at our Spotswood, New Jersey facility and a $2.7 million impairment charge for an idled small paper machine and related ancillary assets at our PDM facility in Quimperlé, France.

Conference Call

SWM will hold a conference call to review third quarter 2010 results with investors and analysts at an earlier time, 8:30 a.m. eastern time, on Thursday, November 4, 2010. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the company’s Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a diversified producer of premium specialty papers for the tobacco industry.  It also manufactures specialty papers for other applications.  SWM and its subsidiaries conduct business in over 90 countries and employ 2,800 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland and a joint venture in China.  For further information, please visit the company’s Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
SWM has manufacturing facilities in 7 countries, a joint venture in China, and sells products in over 90 countries.  As a result, it is subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company’s business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.  In Brazil, we are currently generating more value-added tax credits than we utilize.  As of September 30, 2010, these credits totaled $13.9 million.  We are undertaking actions that, if successful, should allow our Brazilian operation to utilize more credits than it generates on an annual basis. These credits do not expire; however, if the actions being undertaken are not successful, we may record an allowance against the current balance.

•
The company’s sales are concentrated to a limited number of customers.  In 2009, 56% of its sales were to its four largest customers.  The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, could have a material adverse effect on the company’s results of operations.

•
The company’s financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes.  A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results. In this regard, the company has been advised by Philip Morris – USA that it disputes the manner in which the company has calculated costs for banded cigarette papers under a cost-plus based contract for this product.  Currently, the disputed amount is approximately $19.3 million.  While the company believes that it has properly calculated the amount it invoiced, the ultimate resolution of this dispute, if unfavorable to the company, could have a material adverse effect on the company’s results of operations.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company’s products are not sufficient to cover those costs with a margin that the company considers reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities.  The company will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

•
In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

•
Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We do not believe that any of our products infringe the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

Oppositions were filed in December 2009 with the European Patent Office (EPO) contesting the grant by the EPO to the company of patent number EP-1482815. The company believes that the EPO properly granted the patent and has responded to the opposition arguments by the September 18, 2010 deadline established by the EPO. However, the final resolution of the oppositions could result in the invalidation of the patent or a further limitation of the scope of the patent claims which could affect the competitive value of the patent. The outcome of this dispute would not prevent the company from practicing its Alginex® LIP solution.

Further, the company filed an infringement action on February 8, 2010 in the United States District Court for South Carolina, Charleston Division, against multiple defendants alleging infringement of the company’s United States Patent Number 6,725,867 and a First Amended Complaint on June 1, 2010 which added claims of alleged infringement under United States Patent Number 5,878,753 and further specification of the products alleged to violate said patents.  Adversarial proceedings present uncertainties and risks, which could include invalidation of the patent in dispute, a change in the scope of the patent claims, or an adverse determination on the question of infringement, among others. The outcome of this dispute would not prevent the company from practicing its Alginex® LIP solution.

For additional factors and further discussion of these factors, please see SWM’s Annual Report on Form 10-K for the period ended December 31, 2009 and Quarterly Report on Form 10-Q for the period ended September 30, 2010.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

SWM management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company’s business results.

(Tables to Follow)

SOURCE SWM

CONTACT:
Scott Humphrey
+1-770-569-4229
or
Pete Thompson
+1-770-569-4277
both of SWM
Web Site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2010	2009	Change

Net Sales	$182.0	$182.0	-%
Cost of products sold	132.5	127.0	4.3
Gross Profit	49.5	55.0	(10.0)

Selling expense	4.5	4.3	4.7
Research expense	2.1	1.9	10.5
General expense	11.5	11.0	4.5
Total nonmanufacturing expenses	18.1	17.2	5.2

Restructuring and impairment expense	0.7	18.5	(96.2)

Operating Profit	30.7	19.3	59.1
Interest expense	0.4	0.8	(50.0)
Other income, net	0.8	0.1	N.M.
Income from Continuing Operations Before Income Taxes
and Income from Equity Affiliates	31.1	18.6	67.2
Provision for income taxes	10.7	6.5	64.6
Income from equity affiliates	0.8	1.0	(20.0)
Income from Continuing Operations	21.2	13.1	61.8
Loss from Discontinued Operations	(3.0)	(8.6)	(65.1)

Net Income	$18.2	$4.5	N.M. %

Net Income (Loss) Per Share (Basic):
Income per share from continuing operations	$1.16	$0.85	36.5%
Loss per share from discontinued operations	(0.16)	(0.56)	(71.4)
Net income per share (basic)	$1.00	$0.29	N.M. %

Net Income (Loss) Per Share (Diluted):
Income per share from continuing operations	$1.14	$0.80	42.5%
Loss per share from discontinued operations	(0.16)	(0.53)	(69.8)
Net income per share (diluted)	$0.98	$0.27	N.M. %

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	17,641,000	15,313,000

Diluted, including Common Share Equivalents	18,007,200	15,906,900

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2010	2009	Change

Net Sales	$557.4	$531.7	4.8%
Cost of products sold	409.1	388.9	5.2
Gross Profit	148.3	142.8	3.9

Selling expense	14.3	14.0	2.1
Research expense	6.2	5.9	5.1
General expense	33.9	33.3	1.8
Total nonmanufacturing expenses	54.4	53.2	2.3

Restructuring and impairment expense	7.2	19.6	(63.3)

Operating Profit	86.7	70.0	23.9
Interest expense	1.4	3.7	(62.2)
Other expense, net	0.5	0.3	66.7
Income from Continuing Operations Before Income Taxes
and Income from Equity Affiliates	84.8	66.0	28.5
Provision for income taxes	30.1	20.5	46.8
Income (loss) from equity affiliates	2.1	(1.4)	N.M.
Income from Continuing Operations	56.8	44.1	28.8
Loss from Discontinued Operations	(5.2)	(19.2)	(72.9)

Net Income	$51.6	$24.9	N.M. %

Net Income (Loss) Per Share (Basic):
Income per share from continuing operations	$3.12	$2.87	8.7%
Loss per share from discontinued operations	(0.28)	(1.25)	(77.6)
Net income per share (basic)	$2.84	$1.62	75.3%

Net Income (Loss) Per Share (Diluted):
Income per share from continuing operations	$3.06	$2.81	8.9%
Loss per share from discontinued operations	(0.28)	(1.22)	(77.0)
Net income per share (diluted)	$2.78	$1.59	74.8%

Dividends Declared Per Share	$0.45	$0.45

Average Common Shares Outstanding:
Basic	17,755,000	15,196,500

Diluted, including Common Share Equivalents	18,101,900	15,502,500

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

	September 30	December 31
Unaudited	2010	2009

ASSETS
Cash and cash equivalents	$80.7	$56.9
Accounts receivable	97.7	85.8
Inventories	107.2	127.3
Other current assets	17.5	29.7
Net property, plant and equipment	407.7	401.1
Other noncurrent assets	99.7	91.1
Total Assets	$810.5	$791.9

LIABILITIES & STOCKHOLDERS' EQUITY
Current debt	$8.6	$17.7
Other current liabilities	155.4	168.2
Long-term debt	44.0	42.4
Pension and other postretirement benefits	36.5	38.4
Deferred income tax liabilities	27.3	14.2
Deferred revenue	1.2	7.2
Other noncurrent liabilities	20.5	21.6
Stockholders' equity	517.0	482.2
Total Liabilities and Stockholders' Equity	$810.5	$791.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(U.S. $ IN MILLIONS)

Unaudited	2010	2009

Net income	$51.6	$24.9
Less: Loss from discontinued operations	5.2	19.2

Income from continuing operations	56.8	44.1
Depreciation and amortization	29.6	32.7
Asset impairments and restructuring-related accelerated depreciation	0.5	12.0
Amortization of deferred revenue	(6.0)	(4.3)
Deferred income tax provision (benefit)	20.6	16.5
Pension and other postretirement benefits	1.6	(6.2)
Stock-based compensation	5.6	5.3
(Income) loss from equity affiliates	(2.1)	1.4
Other items	(2.8)	1.2
Net changes in operating working capital	20.8	(42.1)

Net cash provided (used) by operating activities of:
- Continuing operations	124.6	60.6
- Discontinued operations	(19.4)	(6.9)
Cash Provided by Operations	105.2	53.7

Capital spending	(45.7)	(7.7)
Capitalized software costs	(8.3)	(3.8)
Other investing	0.4	(1.2)
Cash Used for Investing	(53.6)	(12.7)

Cash dividends paid to SWM stockholders	(8.1)	(6.9)
Changes in debt	(4.9)	(48.8)
Purchases of treasury stock	(19.0)	(0.8)
Proceeds from exercises of stock options	1.6	8.9
Excess tax benefits of stock-based awards	1.3	1.0
Cash Used in Financing	(29.1)	(46.6)

Effect of Exchange Rate Changes on Cash	1.3	0.5

Increase (Decrease) in Cash and Cash Equivalents	$23.8	$(5.1)

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
 (U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term "United States" includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term "France" includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company's French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

The Company's Malaucene mill met the qualifications for classification as discontinued operations in the quarter ended September 30, 2010. The business segment data below reflects the Company's continuing operations and excludes that of the discontinued operations for all periods presented.

Net Sales
	For the three months ended September 30,				For the nine months ended September 30,
	2010	2009	% Change		2010	2009	% Change

France	$103.5	$114.6	(9.7	) %	$320.1	$320.4	(0.1	) %
United States	70.0	58.0	20.7		209.7	187.8	11.7
Brazil	22.8	18.3	24.6		63.5	55.4	14.6

Subtotal	196.3	190.9	2.8		593.3	563.6	5.3

Intersegment sales by:
France	(8.1)	(2.8)			(18.2)	(11.7)
United States	(0.1)	(0.2)			(0.8)	(1.4)
Brazil	(6.1)	(5.9)			(16.9)	(18.8)

Consolidated	$182.0	$182.0	0.0%		$557.4	$531.7	4.8%

Operating Profit (Loss)
	For the three months ended September 30,				For the nine months ended September 30,
			Return on Net Sales				Return on Net Sales
	2010	2009	2010	2009	2010	2009	2010	2009
France	$17.2	$18.6	16.6%	16.2%	$48.1	$48.7	15.0%	15.2%
United States	16.1	4.2	23.0	7.2	47.5	29.7	22.7	15.8
Brazil	2.4	1.5	10.5	8.2	3.8	6.9	6.0	12.5
Unallocated expenses	(5.0)	(5.0)			(12.7)	(15.3)

Consolidated	$30.7	$19.3	16.9%	10.6%	$86.7	$70.0	15.6%	13.2%

Restructuring & Impairment Expense
	For the three months ended September 30,				For the nine months ended September 30,
	2010	2009	% Change		2010	2009	% Change

France	$1.5	$9.1	(83.5	) %	$6.8	$10.1	(32.7	) %
United States	0.2	9.4	(97.9)		0.9	9.5	(90.5)
Brazil	(1.0)	-	N.M.		(0.5)	-	N.M.

Consolidated	$0.7	$18.5	(96.2	) %	$7.2	$19.6	(63.3	) %

Operating Profit (Loss) Excluding Restructuring & Impairment Expense*
	For the three months ended September 30,				For the nine months ended September 30,
			Return on Net Sales				Return on Net Sales
	2010	2009	2010	2009	2010	2009	2010	2009

France	$18.7	$27.7	18.1%	24.2%	$54.9	$58.8	17.2%	18.4%
United States	16.3	13.6	23.3	23.4	48.4	39.2	23.1	20.9
Brazil	1.4	1.5	6.1	8.2	3.3	6.9	5.2	12.5
Unallocated expenses	(5.0)	(5.0)			(12.7)	(15.3)

Consolidated	$31.4	$37.8	17.3%	20.8%	$93.9	$89.6	16.8%	16.9%

* Operating Profit (Loss) Excluding Restructuring & Impairment Expense is a non-GAAP financial measure that is calculated by adding Restructuring and Impairment Expense to Operating Profit (Loss).

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Non-GAAP financial measures:
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Income from continuing operations per diluted share	$1.14	$0.80	$3.06	$2.81
Plus: Restructuring & impairment expense per share	0.02	0.76	0.25	0.80
Adjusted Income from Continuing Operations Per Share	$1.16	$1.56	$3.31	$3.61

Net income per diluted share	$0.98	$0.27	$2.78	$1.59
Plus: Restructuring & impairment expense per share:
Included in Income from continuing operations (above)	0.02	0.76	0.25	0.80
Included in Loss from discontinued operations	0.17	0.36	0.26	0.90
Adjusted Net Income Per Share	$1.17	$1.39	$3.29	$3.29

Income from continuing operations	$21.2	$13.1	$56.8	$44.1
Plus: Interest expense	0.4	0.8	1.4	3.7
Plus: Income tax provision	10.7	6.5	30.1	20.5
Plus: Depreciation & amortization	9.7	10.8	29.6	32.7
Less: Amortization of deferred revenue	(2.1)	(0.9)	(6.0)	(4.3)
Plus: Restructuring & impairment expense	0.7	18.5	7.2	19.6
Adjusted EBITDA from Continuing Operations	$40.6	$48.8	$119.1	$116.3

Cash provided by operating activities of continuing operations	$38.4	$33.8	$124.6	$60.6
Less: Capital spending	(19.9)	(3.1)	(45.7)	(7.7)
Less: Capitalized software costs	(2.2)	(2.0)	(8.3)	(3.8)
Less: Cash dividends paid	(2.7)	(2.3)	(8.1)	(6.9)
Free Cash Flow - continuing operations	$13.6	$26.4	$62.5	$42.2

	September 30, 2010		December 31, 2009
Total Debt	$52.6		$60.1
Less: Cash	80.7		56.9
Net Debt	$(28.1)		$3.2

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